EXHIBIT 10.3.6

DESIGNER BRANDS INC.
RESTRICTED STOCK UNITS AGREEMENT
This Agreement is entered into in Franklin County, Ohio. On the Grant Date, Designer Brands Inc., an Ohio corporation (the “Company”), has awarded to the Participant Restricted Stock Units (the “Restricted Stock Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to the Participant as set forth herein. The Restricted Stock Units have been granted pursuant to the Designer Brands Inc. 2014 Long-Term Incentive Plan, as amended (the “Plan”), and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Stock Units Agreement (this “Agreement”). The participation of the Participant in the Plan is entirely voluntary and not obligatory. Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan. To the extent the terms and conditions set forth in this Agreement differ in any way from the terms and conditions set forth in the Plan, the terms of the Plan shall govern.

1.Vesting. The Restricted Stock Units shall vest on the          anniversary of the Grant Date (the “Vesting Date”), provided that the Participant has been continuously employed with the Company or any Subsidiary except as otherwise provided in this Agreement. Notwithstanding the foregoing, in the event of a Change in Control before the Participant’s Employment Termination, the Restricted Stock Units shall become fully and immediately vested as of the date of consummation of the Change in Control.

2.Non-Transferable and Unsecured Rights. Except as otherwise provided under this Agreement and the Plan, until the Restricted Stock Units have vested under this Agreement, the Restricted Stock Units granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated, other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Stock Units.
The right of the Participant or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her beneficiary shall have any rights in or against any specific assets of the Company. The Restricted Stock Units granted herein shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

3.Termination of Employment.

(a)General. Except as set forth below or as otherwise provided for in an Employment Arrangement (as defined below in Section 15), if an Employment Termination occurs prior to the Vesting Date, then the Participant’s Award will be canceled and all Restricted Stock Units shall be forfeited by the Participant effective as of the Termination Date. The Participant will thereupon cease to have any right or entitlement to receive any Shares with respect to those canceled Restricted Stock Units.

(b)Death and Disability. If an Employment Termination occurs prior to the vesting in full of the Restricted Stock Units by reason of the Participant’s death or Disability, then any unvested Restricted Stock Units shall, except as otherwise provided in this Agreement, immediately vest in full and shall not be forfeited.

(c) Definitions. For purposes of this Award:
“Termination Date” means (i) the date designated by the Participant and the Company or an affiliate in a written Employment Arrangement (as such term is defined below in section 15) between the Participant and Company or an affiliate, or (ii) if no written Employment Arrangement exists, the Participant’s last day of active and actual employment with the Company or any affiliate, whether that day is selected by agreement with the Participant, unilaterally by the Company or its affiliate or otherwise and whether advance notice (pursuant to contract, common or civil law) is or is not given to the Participant and, except if required by applicable employment standards legislation, no period of notice or payment in lieu of notice that is given or ought to have been given to a Participant upon termination of the Participant’s employment (whether pursuant to contract, common or civil law) which follows or is in respect of a period that follows the Participant’s last day of actual and active employment with the Company or any affiliate shall be deemed to extend the Participant’s period of employment for any purpose, including for the purpose of determining any right or entitlement the Participant has under the Plan, including any entitlement to vesting or grants under the Plan.

4.Payment. Once Restricted Stock Units have vested under this Agreement, the Company will determine the number of Shares represented by the Restricted Stock Units and deliver the total number of whole Shares and cash for any fractional Share interest due to the Participant as soon as administratively possible after such date (but in no event later than the 15th day of the third month after such date). In the event of the Participant’s death, payment shall be made to the Participant’s designated beneficiary, or absent such designation, in accordance with the laws of descent and distribution. Notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, the Participant is a “specified employee” for purposes of Code Section 409A, then, if necessary to avoid the imposition of additional taxes or interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Participant’s termination and separation of Service until the first business day after the date that is at least six months following the Participant’s termination and separation of Service. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement.
The Restricted Stock Units under the Award shall be settled solely in newly issued shares of Stock of Designer Brands Inc. The Participant may direct the Company or any company appointed by the Company to effect the sale on behalf of the Participant through the facilities of the New York Stock Exchange of Shares issued to the Participant pursuant to this Award.

5.Dividend Equivalents. To the extent that cash dividends are paid on Shares after the Grant Date and before the date the Participant receives the Shares subject to Restricted Stock Units subject to this Agreement, the Restricted Stock Units hereunder will be credited with an additional number of Restricted Stock Units to reflect reinvested dividend equivalents with respect to the period of time between the Grant Date and the delivery of Shares under this Agreement. Such dividend equivalent credits will be equal in value (based on the reported dividend rate on the date dividends were paid) to the amount of dividends paid on the Shares represented by the Restricted Stock Units under this Agreement. The Restricted Stock Units will be credited with whole and fractional Restricted Stock Units equal to the dollar amount of the reinvested dividend equivalents based on the Fair Market Value on the dividend payment dates. The Participant shall vest in the additional Restricted Stock Units in accordance with Sections 1 and 3 of the Agreement in the same manner that the Participant vests in the original grant of Restricted Stock Units. These additional Restricted Stock Units will be distributed in whole Shares in accordance with Section 4 of this Agreement.

6.Right of Set-Off. By accepting these Restricted Stock Units, the Participant consents to a deduction from, and set-off against, any amounts owed to the Participant by the Company or a Subsidiary from time to time (including, but not limited to, amounts owed to the Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company or a Subsidiary by the Participant under this Agreement.

7.No Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock Units, including, without limitation, voting rights and actual dividend rights with respect to the Shares represented by the Restricted Stock Units.

8.Withholding Tax.

(a)Generally. The Participant is liable and responsible for all taxes owed in connection with the Restricted Stock Units regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of Shares issuable pursuant to the Restricted Stock Units. The Company does not commit and is under no obligation to structure the Restricted Stock Units to reduce or eliminate the Participant’s tax liability.

(b)Payment of Withholding Taxes. Prior to any event in connection with the Restricted Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), the Participant is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless the Participant elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Company, the Participant’s acceptance of this Agreement constitutes the Participant’s instruction and authorization to the Company to sell on the Participant’s behalf the number of shares from those Shares issued to the Participant at the time when the Restricted Stock Units become vested and payable as the Company determines to be sufficient to generate net proceeds sufficient satisfy the Tax Withholding Obligation. The Participant may not satisfy the Participant’s tax withholding obligation by having the Company withhold from Shares otherwise deliverable to the Participant. To the extent the Participant is subject to U.S. tax laws, the Participant will be liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to the Shares subject to the Participant at the time those Shares vest, and not at the time they are subsequently issued. No additional FICA taxes will be due when the Shares are actually issued. FICA taxes will be based on the closing selling price of the Shares on the date those Shares vest under the Award.

1.Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

2.Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “Designee”). In fulfilling its responsibilities hereunder, the Committee or its Designee may rely upon documents, written statements of the parties or such other material as the Committee or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its Designee and that any decision of the Committee or its Designee relating to this Agreement shall be final and binding unless such decision is arbitrary and capricious.

3.Prompt Acceptance of Agreement. The Restricted Stock Units grant evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by the Participant by indicating the Participant’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.

4.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units grant under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted stock unit grants and the execution of restricted stock unit agreements through electronic signature.

5.Participant Information. By accepting the Award the Participant agrees to provide the Company with all information (including personal information) required by the Company in order to administer to the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in the jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

6.Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Participant to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
Attention: Chief Administrative Officer
Facsimile: (614) 872-1475
With a copy to:
Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
Attention: General Counsel
Facsimile: (614) 872-1475

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to the Participant may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Participant.

7.Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Committee provides for greater benefits to the Participant with respect to vesting of the Award on Employment Termination, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Employment Termination by reason of such specified events shall supersede the terms hereof to the extent permitted by the terms of the Plan under which the Award was made.

8.Code Section 409A. To the extent the Participant is subject to US federal income tax in connection with this Agreement, this Agreement shall be interpreted in accordance with Code Section 409A so as to comply with an exception to Code Section 409A, or to the extent that this Agreement provides deferred compensation, to be in compliance with Code Section 409A. Accordingly, references to termination of service, and similar terms shall be interpreted in a manner consistent with the definition of “separation from service” under Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Participant is unexpectedly required to include in the Participant’s current year’s income any amount of compensation relating to this Award because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Participant may receive a distribution of cash or Shares in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A. In no event may the Participant directly or indirectly designate the calendar year of a payment, except as expressly permitted by Code Section 409A. Notwithstanding the foregoing, the Participant recognizes and acknowledges that Code Section 409A may impose certain taxes or interest charges upon the Participant for which the Participant is and shall remain solely responsible.

9.Entire Agreement. Except as otherwise provided in this Agreement, this Agreement and the Plan are: (a) intended to be the final, complete, and exclusive statement of the terms of the agreement between the Participant and the Company with regard to the subject matter of this Agreement; (b) supersede all other prior agreements, communications and statements, whether written or oral, express or implied, pertaining to that subject matter; and (c) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and not be explained or supplemented by evidence of consistent additional terms.

10.Nature of Award. The Participant acknowledges that (a) the future value of the underlying Shares is unknown and cannot be predicted with certainty and (b) in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of the Participant’s active employment by the Company or a Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Restricted Stock Units and this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

11.Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Participant’s employer (“Employer”) and the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Employer and the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant: the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (collectively, the “Data”). The Participant understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than those that apply in the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired upon vesting or earning of the Restricted Stock Units. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and in accordance with local law. Grantee understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact his or her local human resources representative.

12.Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, benefits or payments provided hereunder (or profits realized from the sale of Shares delivered hereunder), shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, any stock exchange listed company manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this grant and recovery of amounts relating thereto. By accepting this Award, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any, and all assistance necessary to, the Company to recover, recoup or recapture this Award or amounts paid under this Award pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this Award or amounts paid under this Award from a Participant’s accounts, or pending or future compensation or other grants

DESIGNER BRANDS INC.

By:
Name:
Its:

ACCEPTANCE OF AGREEMENT
The Participant hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan description (Prospectus) pertaining to the Plan; (b) accepts this Agreement and the Restricted Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Restricted Stock Units shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Participant’s Signature

Date